Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Larry W. Myers
President and Chief Executive Officer
First Savings Financial Group, Inc.
First Savings Bank, F.S.B.
(812) 283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. ANNOUNCES OPEN MARKET
STOCK PURCHASES TO FUND 2010 EQUITY INCENTIVE PLAN

Clarksville, Indiana — May 3, 2010 — First Savings Financial Group, Inc. (Nasdaq: FSFG) (the “Company”) today announced that it has funded a trust that has purchased 101,681 shares of the Company’s outstanding common stock in the open market.  The shares acquired by the trust will be used to fund restricted stock awards eligible to be granted under the Company’s 2010 Equity Incentive Plan, which was approved by shareholders at the Company’s annual meeting held on February 24, 2010.

First Savings Bank, F.S.B. has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo, Milltown and Salem.  Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.  Community First Bank division customers can continue to access their accounts with Internet access via the CFB website at www.c-f-b.com.  On April 8, 2010, the Bank notified the Office of Thrift Supervision and affected customers of its intent to close its leased branch office in Corydon, Indiana and its branch office in Milltown, Indiana on July 9, 2010.